                SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.




                             FORM 8-K

                          CURRENT REPORT




              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported)
                         October 15, 1997



                    ENSERCH EXPLORATION, INC.
      (Exact name of Registrant as specified in its charter)



     Texas               1-12905                   75-2421863
(State or other        (Commission             (I.R.S. Employer
jurisdiction of        File Number)           Identification No.)
 incorporation)



2500 City West Boulevard, Suite 1400, Houston, Texas     77046
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including Area Code: (713)243-3100


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ITEM 5.  Other Events

     Set forth below in its entirety is a News Release issued by Enserch Exploration, Inc. on October 15, 1997:

RESULTS FOR QUARTER INCLUDE ASSET WRITE-DOWN, RESTRUCTURING CHARGE AND CHANGE TO SUCCESSFUL EFFORTS ACCOUNTING

     HOUSTON, TEXAS (October 15, 1997) - Enserch Exploration (NYSE--EEX) reported a net loss for the quarter ending September 30, 1997 of $182 million, or $1.44 per share compared to a restated $3.9 million loss, or $.03 per share for the same period a year ago.
Results for both periods reflect the Company's election to change to the successful efforts method of accounting for oil and gas properties.

           Breakdown of Reported Net Loss (after-tax)
                Three months ended September 30
                         (In millions)

                                          1997         1996
                                          ----         ----
        FAS 121 Write-down            $  (149.4)     $   --

        Restructuring and other           (17.2)         --
         unusual charges
        Gain (loss) on sale of             (1.2)        14.2
         assets
        Net Loss excluding non-           (13.8)       (18.1)
         recurring items               --------      -------
        Reported Net Loss              $ (181.6)     $  (3.9)

     Results for the most recent quarter included several non-recurring items associated with the Company's restructuring program initiated earlier this year. The FAS 121 asset write-down associated with the successful efforts conversion contributed $149 million (after tax) to the reported loss. Additionally, the recognition of restructuring costs accounted for $17 million (after tax) of the loss. After adjusting for all non-recurring items, including gains or losses on asset sales, the net loss for the quarter was $14 million, or $.11 per share compared with a restated net loss for the third quarter of 1996 of $18 million, or $.14 per share.

     The change in accounting method resulted in a $385 million after tax reduction in shareholders' equity. Investment in unsuccessful exploration was removed from the carrying value of oil and gas properties. In addition, this change eliminates the quarterly ceiling test required under the full cost method of accounting. A portion of the asset write-down not related to the FAS 121 impairment was allocated as additional exploration expense to the third quarter of 1997 and to prior periods.

     "Over 60% of this write-down is related to the unsuccessful costs capitalized under the full cost accounting method. Our estimated year-end downward reserve revision of 670 billion cubic feet equivalent accounted for the remainder of the write-down," said Tom Hamilton, Chairman and President, Chief Executive Officer. "Including the full cost write- down taken in the first quarter of this year, historical unsuccessful exploration investment accounts for almost 80% of the write-down taken during all of 1997," he added.

     Higher realized natural gas prices in the latest quarter and year-to-date were partially offset by lower crude prices compared to the like periods in 1996. Volumes for natural gas and crude oil for the third quarter of 1997 and year-to-date were down 10% and 14%, respectively, primarily due to asset sales in the second half of 1996. However, volumes in the third quarter of 1997 were approximately 2% higher than volumes for natural gas and crude oil for the second quarter of 1997.

     Depreciation and amortization for the third quarter and nine months of 1997 was calculated using proved reserves prior to the downward revision and before the impact of the FAS 121 asset write-down which was booked at the end of the quarter. This results in an artificially high DD&A rate for the quarter. A significantly lower DD&A rate is expected going forward. Interest expense was higher in the third quarter of 1997 and for the nine month period versus the similar periods for 1996 primarily due to the conversion of an operating lease to a capital lease at the end of 1996. Exploration expense included in recurring income has also been inflated due to the impact of impairment under successful efforts and is not indicative of levels expected in future quarters.

     Net cash flows from operating activities were $152 million for the nine months ended September 30, 1997 versus $118 million for the same period a year ago.

     "We have cleaned up our financial and physical assets and are now shifting our focus to the future. While the accounting change clouds our historical and current earnings picture, cash flow, a key measure of our progress, remains unaffected by the accounting change," added Tom Hamilton


ENSERCH EXPLORATION, INC.
FINANCIAL AND OPERATING HIGHLIGHTS
(Unaudited)

                                                Three Months               Nine Months
                                             Ended September 30        Ended September 30
                                           ----------------------   -----------------------
                                               1997       1996          1997        1996
                                           ----------  ----------   ----------  -----------
                                                       (Restated)                (Restated)
INCOME STATEMENT DATA
 (In thousands - except per share amounts)
   Natural gas............................ $   51,175  $   51,373   $  154,826  $   161,772
   Oil and condensate.....................     21,866      26,852       71,230       70,583
   Natural gas liquids....................      2,177       2,800        4,968        6,444
   Cogeneration operations................      2,912       2,771        8,387        8,055
   Other..................................        100         743          883        1,626
                                           ----------   ---------    ---------    ---------
        Total revenues....................     78,230      84,539      240,294      248,480
                                           ----------   ---------    ---------    ---------
   Production and operating expenses......     12,267      18,412       37,317       55,340
   Exploration............................     25,192      28,481       65,213       68,335
   Depreciation and amortization..........     38,604      43,299      112,353      121,028
   Impairment of producing oil and
     gas properties.......................    210,202        --        210,202          --
   Loss (gain) on sales of property,
     plant and equipment..................      1,635     (21,777)       1,635      (24,383)
   Unusual charges - net..................     24,229        --         26,412          --
   Cogeneration operations................      2,584       2,589        7,742        7,553
   General, administrative and other......      7,710       7,487       22,181       23,999
   Taxes, other than income and payroll...      4,670       5,245       13,624       16,218
                                           ----------   ---------   ----------   ----------
        Total expenses....................    327,093      83,736      496,679      268,090
                                           ----------   ---------   ----------   ----------
   Operating income (loss)...............    (248,863)        803     (256,385)     (19,610)
   Interest and other - net..............      (8,500)     (6,960)     (25,183)     (20,973)
                                           ----------   ---------   -----------  ----------
   Income (loss) before income taxes.....    (257,363)     (6,157)    (281,568)     (40,583)
   Income tax expense (benefit)..........     (75,828)     (2,214)     (84,303)     (14,309)
   Minority interest.....................         (73)        --           (73)         --
                                           ----------  ----------   -----------  ----------
   Net income (loss).....................  $ (181,608) $   (3,943)   $(197,338)  $  (26,274)
                                           ==========  ==========   ==========   ==========
   Net income (loss) per share...........  $    (1.44) $    (0.03)   $   (1.56)  $    (0.21)
                                           ==========  ==========    =========   ==========
   Weighted average shares outstanding...     126,403     126,571      126,119      126,565
                                           ==========  ==========    =========   ==========
CASH FLOW DATA (In thousands)
   Cash flow from operating activities...  $   61,778  $   79,125    $ 151,787   $  118,057
   Capital expenditures..................      53,894      53,978      128,522      150,512
SALES VOLUMES
   Natural gas (MMcf)....................      22,022      25,591       64,173       76,501
   Crude oil (MBbls).....................       1,223       1,352        3,652        3,726
   Natural gas liquids (MBbls)...........         179         209          365          572
   Total volumes (MMcfe).................      30,434      34,957       88,275      102,289
AVERAGE SALES PRICE
   Natural gas (per Mcf).................  $     2.32  $     2.01    $    2.41   $     2.11
   Crude oil (per Bbl)...................       17.88       19.86        19.50        18.94
   Natural gas liquids (per Bbl).........       12.16       13.39        13.61        11.26



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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Enserch Exploration, Inc.



Date: October 16, 1997        By:  /s/ R. E. Schmitz
                                   -----------------------------
                                   R. E. Schmitz, Vice President